Exhibit 10.4

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.  Redacted portions are indicated with the notation “[***]”.
NOBLE CORPORATION PLC
2020 Other Cash Award Plan (“OCAP”)
Plan Overview, Terms and Conditions
Plan Purpose
The success of Noble Corporation plc (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. Prior to the establishment of this 2020 Other Cash Award Plan (the “OCAP” or the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of Noble (the “Board”) determined that the Company’s 2020 compensation program should be restructured to better align the compensation provided thereunder with the Company’s performance and employee retention priorities (the “Compensation Restructuring”).
In order to focus each employee’s efforts on optimizing the Company’s performance, the Company has established the OCAP effective as of July 1, 2020 (the “Effective Date”) to reward certain employees with respect to the Company’s performance goals and employee retention priorities. For the avoidance of doubt, the OCAP is a separate plan from Noble’s Short-Term Incentive Plan or “STIP” and Noble’s 2015 Omnibus Incentive Plan (in each case whether as amended and restated or otherwise).
With respect to the Company’s performance goal priorities, a “Performance Component” is established hereunder to align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that most directly benefit shareholders within existing market conditions and to promote a culture of high performance and an environment of teamwork.
With respect to the Company’s retention priorities, a “Restricted Period,” is established hereunder to reward continued employee service until the later of (i) the first anniversary of February 14, 2020 (the “One-Year Period”), or (ii) in the event the Company is subject to chapter 11 bankruptcy protection under the U.S. Bankruptcy Code as of the close of the One-Year Period, such time that the bankruptcy court (x) approves the Company’s chapter 11 plan of reorganization, (y) converts the Company’s chapter 11 plan of reorganization to a chapter 7 liquidation proceeding, or (z) dismisses the Company’s bankruptcy proceeding, whichever is earliest and without regard to any appeal of any order of the bankruptcy court in connection with clauses (x), (y) or (z) above.
Eligibility and Participation
Select employees are eligible for consideration of a bonus under the Short Term Incentive Plan as amended and restated as of July 1, 2020 (the “A/R STIP”), based, in part, upon performance, subject to the approval of the Committee. The OCAP shall apply to a single subset of employees under the A/R STIP (the “Clawback Participants”) whose participation hereunder shall also be subject to the terms and conditions of a letter agreement (“Letter Agreement”). Each such Letter Agreement shall be entered into by and between the participant and the Company as part of the Compensation Restructuring, such participants comprising certain members of management of the Company.

Up-Front Payments
Pursuant to the Compensation Restructuring, each Clawback Participant shall receive an up-front bonus payment (subject to such Clawback Participant entering into a Letter Agreement) (“Up-Front Payment”) as soon as practicable after the Effective Date. Up-Front Payments shall remain subject to service-based and performance-based clawback restrictions as set forth herein (“Clawback Restrictions”). Pursuant to such Clawback Restrictions, such Up-Front Payments shall not be deemed to be vested, unless and until such time that the Clawback Restrictions shall lapse as set forth below.
To be eligible to retain a bonus payment hereunder, a Clawback Participant generally must be actively employed by the Company on the last day of such Plan year and must continue to be employed until the end of the Restricted Period. Except as may otherwise be provided herein or pursuant to a Letter Agreement, a Clawback Participant shall not be eligible to retain any bonus payment if the Clawback Participant’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except

Exhibit 10.4

as noted below), before that date on which bonus payments for a Plan year are made. The Plan year is the calendar year unless otherwise specified.
In the event of retirement, the Clawback Participant may, as applicable, receive a payment from the Plan to the extent provided in any Letter Agreement that relates to such Clawback Participant or at the discretion of the Committee or the Executive Chairman or Chief Executive Officer of the Company (the “Authorized Officers”).
Plan Awards
A portion of the Clawback Participant’s Up-Front Payment will include service-based and performance-based Clawback Restrictions (the “Performance Component”) and the remainder of such Up-Front Payment will only include service-based Clawback Restrictions (the “Retention Component”).

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Performance Component. The application or lapse of the performance-based Clawback Restrictions under the Performance Component (“Performance Award”) will primarily be a function of the Company’s performance on key metrics, which shall consist of the EBITDA Measure, the Unpaid Downtime Measure and the Safety Measure (each as defined in Annex I to Exhibit 1). See Exhibit 1 and Annex I and Annex II for details on the Company’s performance measures and goals for purposes of the OCAP. Generally, each goal is structured to include a Threshold, Target and Maximum level of achievement.

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Retention Component. The application or lapse of Clawback Restrictions under the Retention Component (“Retention Award”) will be based on the Clawback Participant’s continued service until the end of the Restricted Period.

Company Goals
With respect to a Performance Award, the applicable performance-based vesting of the Outstanding Performance Amount (as defined below) and corresponding lapse of the Clawback Restrictions as applicable with respect to the performance measures and goals shall (as further described below) be determined and certified, confirmed or approved in writing by the Committee. The Committee shall make the foregoing determinations as soon as practicable after the end of each “Performance Cycle” as defined in the attached Exhibit 1, but in no event later than 60 days after the end of such Performance Cycle (the “Determination Date”).
In administering the Plan and reviewing the Company’s performance, the Committee may take into consideration the effect of any unusual, non-recurring or extraordinary item or event that impacts the Company during the Performance Cycles, including, but not limited to, acquisitions, divestitures or impairments. Furthermore, the Committee may make adjustments to the calculation of any of the goals so that any such unusual, non-recurring or extraordinary item or event does not distort the calculation of the performance goals.
Adjustment of Individual Awards - In General
The amounts subject to any Retention Award or Performance Award may be adjusted for employees hired or promoted after the Effective Date and during the Plan year considering length of service or time in position and any Performance Award may also be adjusted upward or downward by up to 20% to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the Committee or one of the Authorized Officers. In extreme circumstances, a Clawback Participant’s Performance Award can, in good faith, be adjusted downward by as much as 100% for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc., subject to the approval of the Committee or one of the Authorized Officers.
With respect to Clawback Participants, downward adjustments to any Performance Award pursuant to the above shall cause the Clawback Restrictions to apply to the amount by which the Performance Award was adjusted downward and the Clawback Participant shall be obligated to repay such amount to Noble. Any repayment required pursuant to the preceding sentence shall be paid by the Clawback Participant to Noble within fifteen days after receipt by the Clawback Participant of the associated repayment instructions relating to such downward adjustment, it being understood that repayment instructions will be provided to the Clawback Participant promptly following the occurrence of such downward adjustment event. Upward adjustments pursuant to the above (including Performance Awards for newly hired employees) shall result in additional payment of the Performance Award and Retention Award, as applicable, to the Clawback Participant, which payment shall be made within ten days after such upward adjustment takes place.
Adjustment of Individual Awards - Clawback

Exhibit 10.4

Service-Based Clawback Restrictions. No portion of the Performance Award or Retention Award shall vest, and the Clawback Participant shall be obligated to repay the entire amount subject thereto (“Total OCAP Amount”) to Noble (i.e., the Clawback Restrictions shall apply to the entire Total OCAP Amount), upon the termination of the Clawback Participant’s employment with the Company (including any of its affiliates) during the Restricted Period for any reason other than a “Qualified Termination,” as such term is defined in the Letter Agreement (a “Service Clawback Trigger Event”). Any repayment required pursuant to the preceding sentence shall be paid by the Clawback Participant to Noble within fifteen days after receipt by the Clawback Participant of the associated repayment instructions relating to the Service Clawback Trigger Event, it being understood that repayment instructions will be provided to the Clawback Participant promptly following the occurrence of such Service Clawback Trigger Event. No vesting determinations shall be made hereunder with respect to the Total OCAP Amount after the occurrence of such Service Clawback Trigger Event and any prior vesting determinations made hereunder shall be deemed void and without any effect.
Performance-Based Clawback Restrictions. Determinations regarding the application or lapse of Clawback Restrictions under the OCAP with respect to a Clawback Participant’s Performance Award shall relate to the portion of the Clawback Participant’s target bonus that remains outstanding hereunder as set forth below (the “Outstanding Performance Amount”).

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Subject to all applicable Clawback Restrictions set forth herein, the portion of any Outstanding Performance Amount that shall vest, if at all, and for which the corresponding Clawback Restrictions shall lapse, shall be based on the applicable “Final Performance Percentage” (as further described in Annex II) that the Committee determines and certifies, confirms or approves as being achieved under the “Performance Measures” as further described in the attached Exhibit 1.

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If at least a “Threshold” performance level (as described in Annex I to Exhibit 1) is achieved during the Performance Cycle (“Qualifying Performance”), then, subject to all applicable Clawback Restrictions set forth herein, some portion of the Outstanding Performance Amount determined under the attached Exhibit 1 (“Certified Cash Amount”) shall be eligible to vest and the corresponding Clawback Restrictions shall lapse with respect to such portion, in each case as determined pursuant to Annex I and Annex II to Exhibit 1. For the avoidance of doubt, if Qualifying Performance is not achieved with respect to both of the Performance Cycles, then no portion of the Outstanding Performance Amount shall vest with respect to the Performance Cycles and the Clawback Participant shall be obligated to repay the entire Outstanding Performance Amount to Noble (i.e., the Clawback Restrictions shall apply to the entire Outstanding Performance Amount).

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If Qualifying Performance is achieved with respect to a Performance Cycle as determined pursuant to Annex I to Exhibit 1, but the “Final Performance Percentage” as further described in Annex II to Exhibit 1 is less than 100%, then, subject to all applicable Clawback Restrictions set forth herein, (i) less than 100% of the Outstanding Performance Amount related to the Performance Cycle shall vest, (ii) the Clawback Restrictions shall lapse with respect to such vested portion of the Outstanding Performance Amount, (iii) the Clawback Restrictions shall apply to the remainder of the Outstanding Performance Amount that does not vest and (iv) the Clawback Participant shall be obligated to repay the applicable portion of the Outstanding Performance Amount that does not vest to Noble (i.e., based on the extent to which such Outstanding Performance Amount exceeds the portion thereof that vests as the Certified Cash Amount).

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Any repayment required pursuant to the foregoing “Performance-Based Clawback Restrictions” shall be paid by the Clawback Participant to Noble within fifteen days after receipt by the Clawback Participant of the associated repayment instructions relating to the Determination Date for the final Performance Cycle, it being understood that repayment instructions will be provided to the Clawback Participant promptly following the occurrence of such Determination Date.

Qualified Termination Clawback Restrictions.

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Performance Component If the Clawback Participant’s employment with the Company or an affiliate terminates during the Restricted Period due to a “Qualified Termination,” as such term is defined in the Letter Agreement, then, if applicable, a portion of the Outstanding Performance Amount may be forfeited (i.e., such forfeited portion shall not vest) and the Clawback Participant shall be obligated to repay such portion of the Outstanding Performance Amount to Noble (i.e., the Clawback Restrictions shall apply to such portion of the Outstanding Performance Amount) (the “Excluded Performance Amount”). The Excluded Performance Amount shall be determined by multiplying the Outstanding Performance Amount by a fraction, (i) the numerator of which is the number of calendar months remaining in 2020 that end after the date of the Clawback Participant’s Qualified Termination, and (ii) the denominator of which is 6 (the “Qualified Termination Fraction”).

Retention Component If the Clawback Participant’s employment with the Company or an affiliate terminates during the Restricted Period due to a “Qualified Termination,” as such term is defined in the Letter Agreement, then, if applicable, a portion of the amount subject to the Retention Award (the “Outstanding Retention Amount”) may be forfeited (i.e., such forfeited portion shall not vest) and the Clawback Participant shall be obligated to repay such portion of the Outstanding Retention Amount to Noble (i.e., the Clawback Restrictions shall apply to such portion of the Outstanding Retention Amount) (the “Excluded Retention Amount”). The Excluded Retention Amount shall be determined by multiplying the Outstanding Retention Amount by the Qualified Termination Fraction.
Any repayment required pursuant to these “Qualified Termination Clawback Restrictions” shall be paid by the Clawback Participant to Noble within fifteen days after receipt by the Clawback Participant of the associated repayment instructions relating to the Clawback Participant’s Qualified Termination (the “Early Clawback Trigger Event”), it being understood that repayment instructions will be provided to the Clawback Participant (or the Clawback Participant’s representatives as the case may be) promptly following the occurrence of such Early Clawback Trigger Event. Thereafter, the Outstanding Performance Amount and Outstanding Retention Amount shall each be reduced by an amount equal to the Excluded Performance Amount and Excluded Retention Amount, respectively. Such Outstanding Performance Amount, as so reduced, shall remain eligible for vesting hereunder subject to the achievement of Qualifying Performance.
For purposes of the OCAP, transfers of employment without interruption of service between or among the Company and any of its affiliates shall not be considered a termination of employment.
Review and Approval
In the event of unforeseen or nonrecurring events, such as the acquisition, spin-off or sale of assets, any unusual or non- recurring item or any unforeseen event that impacts the Company and distorts the results used in the determination of awards, a region or the industry as a whole, then the Committee may make additional adjustments to the respective goals in order that the affected participants may not be adversely or favorably impacted by such an event or item. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.
At-Will Employment
Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

Exhibit 10.4

EXHIBIT 1

Key Performance Terms for the OCAP Performance Component

The Committee has determined and specifies that the following Performance Cycle and Performance Measures (each as defined below), shall be applied as follows with respect to the OCAP Performance Component:
1.    Performance Cycle. Each of the third and fourth calendar quarters for 2020 shall be a “Performance Cycle”.
2.    Performance Measures. The “Performance Measures” shall be the EBITDA Measure, the Unpaid Downtime Measure and the Safety Measure (each as defined in Annex I below). The level of performance under each of these Performance Measures shall be determined with respect to each of the Performance Cycles in order to establish (i) the Certified Cash Amount, if any, and (ii) the extent to which the Outstanding Performance Amount shall vest and the corresponding lapse of Clawback Restrictions shall apply. Each Performance Measure shall be evaluated to determine its respective performance percentage as set forth on Annex I below. As further discussed in paragraph 3 below, the performance percentages that apply for the Performance Measures under both Performance Cycles shall be blended on a weighted average basis for purposes of clauses (i) and (ii) above.
3.    Vesting Calculation. As further described in Annex II below, the vesting calculation for the 50% portion of the Outstanding Performance Amount that relates to a Performance Cycle (“PC Tranche Amount”) shall be based on, as applicable, (i) the “Incremental Performance Percentage” for the Performance Cycle, (ii) the “Blended Performance Percentage” with respect to both Performance Cycles, and (iii) the “Final Performance Percentage” that relates to each Performance Cycle, in each case, as determined in accordance with Annex II below.

Exhibit 10.4

ANNEX I TO EXHIBIT 1
Goals and Performance Measures
With respect to each of the Performance Cycles, performance relative to the following goals will be applied in determining the Certified Cash Amount for 2020. Achievement at levels between the points shown below will be determined via linear interpolation.

•	EBITDA Measure - Financial

EBITDA Measure (50% Weighting Separately for Q3 and Q4)
Level of Achievement	Threshold	Target	Maximum
OCAP Multiple	0.50	1.00	2.00
Q3 2020 Goal	[***]	[***]	[***]
Q4 2020 Goal	[***]	[***]	[***]
The EBITDA Measure relates to EBITDA, which is defined as the Company’s earnings before the deduction of interest, tax, depreciation and amortization expenses, subject to adjustment to exclude extraordinary gains or losses, including the exclusion of restructuring related expenses and significant litigation expenses.

•	Unpaid Downtime Measure - Operational

Downtime Measure (25% Weighting Separately for Q3 and Q4)
Level of Achievement	Threshold	Target	Maximum
OCAP Multiple	0.50	1.00	2.00
Q3 / Q4 2020 Goal	3.50%	2.75%	2.00%
The Unpaid Downtime Measure is calculated based on the total number of unpaid repair days divided by the total operating days. Any unpaid days that may occur relating to or as a result of the COVID-19 pandemic are to be excluded when calculating the downtime percentage.

•	Safety Measure - Other

Safety Measure (25% Weighting Separately for Q3 and Q4)
Level of Achievement	Threshold	Target	Maximum
OCAP Multiple	0.50	1.00	2.00
Q3 / Q4 2020 Goal TRIR Rate	0.65	0.50	0.35
The Safety Measure is based on the Total Recordable Incident Rate (“TRIR”) which is calculated based upon the total number of recordable work-related injuries or illnesses multiplied by 200,000 and then divided by hours worked, pursuant to the guidelines set forth by the International Association of Drilling Contractors (the “IADC”).

Exhibit 10.4

ANNEX II TO EXHIBIT 1
Performance Percentages for the Performance Cycles

Incremental Performance Percentage. With respect to each Performance Cycle and on the Determination Date related thereto, the Committee shall determine the applicable Incremental Performance Percentage that relates to such Performance Cycle, as follows:

Incremental Performance Percentage Determination
	Weighting (A)	OCAP Multiple (Interpolated) (B)	Performance Percentage (A × B)
EBITDA Measure	50%	[Based on Actual Performance]	[Percentage Result 1]
Unpaid Downtime Measure	25%	[Based on Actual Performance]	[Percentage Result 2]
Safety Measure	25%	[Based on Actual Performance]	[Percentage Result 3]
Totals:	100%	N/A	Sum of Results 1 - 3

The “Sum of Results 1-3” in the chart above shall equal the Incremental Performance Percentage, it being understood that, notwithstanding such “Sum of Results 1-3”, in no event shall the Incremental Performance Percentage exceed 100%.

Blended Performance Percentage. With respect to the Determination Date that relates to the final Performance Cycle, the Committee shall also determine the applicable Blended Performance Percentage that relates to both Performance Cycles, as follows:

Blended Performance Percentage Determination
	Weighting (A)	OCAP Multiple (Interpolated) (B)	Performance Percentage (A × B)
EBITDA Measure Q3	25%	[Based on Actual Performance]	[Percentage Result 1]
Unpaid Downtime Measure Q3	12.5%	[Based on Actual Performance]	[Percentage Result 2]
Safety Measure Q3	12.5%	[Based on Actual Performance]	[Percentage Result 3]
EBITDA Measure Q4	25%	[Based on Actual Performance]	[Percentage Result 4]
Unpaid Downtime Measure Q4	12.5%	[Based on Actual Performance]	[Percentage Result 5]
Safety Measure Q4	12.5%	[Based on Actual Performance]	[Percentage Result 6]
Totals:	100%	N/A	Sum of Results 1 - 6

The “Sum of Results 1-6” in the chart above shall equal the Blended Performance Percentage, it being understood that, notwithstanding such “Sum of Results 1-6”, in no event shall the Blended Performance Percentage exceed 100%.

Final Performance Percentage. With respect to each Performance Cycle, the Final Performance Percentage shall be applied to determine the extent to which the related PC Tranche Amount shall vest and the corresponding performance related Clawback Restrictions applicable thereto shall lapse. In connection with the foregoing, the Final Performance Percentage shall be based on, as applicable, the Incremental Performance Percentage for such Performance Cycle or the Blended Performance Percentage, whichever is closest to or equals 100% (assuming either the Incremental Performance Percentage or the Blended Performance Percentage is less than 100%).